                                                                   EXHIBIT 12.1

                     Duquesne Light Company and Subsidiary

               Calculation of Ratio of Earnings to Fixed Charges
                             (Thousands of Dollars)


                                                           Year Ended December 31,
                                               ------------------------------------------------
                                                 1994      1993      1992      1991      1990
                                               --------  --------  --------  --------  --------
FIXED CHARGES:
 Interest on long-term debt                    $ 94,646  $102,938  $119,179  $127,606  $135,850
 Other interest                                   1,095     2,387     1,749     1,773     4,939
 Amortization of debt discount, premium and
   expense-net                                    6,381     5,541     4,223     3,892     4,039
 Portion of lease payments representing an
   interest factor                               44,839    45,925    60,721    64,189    64,586
                                               --------  --------  --------  --------  --------
       Total Fixed Charges                     $146,961  $156,791  $185,872  $197,460  $209,414
                                               --------  --------  --------  --------  --------


EARNINGS:
 Income from continuing operations             $147,449  $144,787  $149,768  $143,133  $135,456
 Income taxes                                    87,897    75,042   107,999   101,073    84,478
 Fixed charges as above                         146,961   156,791   185,872   197,460   209,414
                                               --------  --------  --------  --------  --------
       Total Earnings                          $382,307  $376,620  $443,639  $441,666  $429,348
                                               --------  --------  --------  --------  --------

RATIO OF EARNINGS TO FIXED CHARGES                 2.60      2.40      2.39      2.24      2.05
                                               ========  ========  ========  ========  ========


  Duquesne's share of the fixed charges of an unaffiliated coal supplier, which amounted to approximately $3.7 million for the year ended December 31, 1994, has been excluded from the ratio.